Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of June 30, 2007, included in the Annual Report on Form 10-K of Energy XXI (Bermuda) Limited for the fiscal year ended June 30, 2007, as well as in the notes to the financial statements included therein. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our reserve estimates as of June 30, 2007, into Energy XXI (Bermuda) Limited’s previously filed Registration Statement on Form S-8 (No. 333-143886), in accordance with the requirements of the Securities Act of 1933, as amended.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. Executive Vice President

Houston, Texas
September 24, 2007

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